CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI 12 WELL TESTING UPDATE
January 30, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today gave an update on the well testing operations at the Manavi 12 well in Georgia following the acid fracturing stimulation completed on January 28, 2008.
During the 40 hour period since the Manavi 12 well was put on production after fracture stimulating the well, the well has flowed back a total volume of liquids in excess of the treatment amount pumped into the formation during the fracturing operation. The well is currently flowing on a 5/16 inch (8 mm) choke with a well head pressure of 696 psi (47 atmospheres) at a rate of 78 barrels per hour (1,872 barrels per day) of fluids which includes 5 — 7% oil. The well continues to flow gas at an estimated rate of approximately 530,000 cubic feet (15 thousand cubic metres) per day, earlier having produced at double this rate.
While the fracture stimulation has demonstrated its effectiveness in opening the reservoir up to flow, the potential deliverability of the reservoir itself (maximum flow-back of 223 barrels per hour (5,352 barrels per day) observed) and the confirmation of oil and gas, it is not clear where the excess water is coming from. As part of the ongoing testing program, it is planned to run a production long in the well to determine the origin of this water.
Schlumberger is now preparing to run a mechanical plug in the well in preparation for changing out the 5” frac string for the 2 7/8” production tubing as planned. Once this operation is completed, the testing program will resume.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com

NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048200